Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

April 12, 2017

Yext, Inc.

1 Madison Ave, 5th Floor

New York, NY 10010

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Yext, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of (i) 20,708,810 shares of Common Stock, par value $0.001 per share (“Common Stock”), reserved for issuance pursuant to the Company’s 2008 Equity Incentive Plan, (ii) 10,596,139 shares of Common Stock reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan, (iii) 1,500,000 shares of Common Stock reserved for issuance pursuant to the Company’s 2017 Employee Stock Purchase Plan, (iv) 172,472 shares of Common Stock reserved for issuance pursuant to the Stock Option Agreement with JJ Direct, LLC, (v) 25,000 shares of Common Stock reserved for issuance pursuant to the Stock Option Agreement with SV Angel II-Q, L.P. and (vi) 1,213,518 shares of Common Stock reserved for issuance pursuant to the Stock Option Agreements with Michael Walrath (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation